As filed with the Securities and Exchange Commission on February 3, 1998
                                                      Registration No. 333-



                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                    -----------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              ---------------------
                             ALBERTO-CULVER COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
              Delaware                                      36-2257936
    (State or other jurisdiction                         (I.R.S. Employer
  of incorporation or organization)                    Identification No.)

                              2525 Armitage Avenue
                          Melrose Park, Illinois 60160
                               Phone: 708/450-3000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

           GARY P. SCHMIDT                             BELL, BOYD & LLOYD
 VICE PRESIDENT AND GENERAL COUNSEL                THREE FIRST NATIONAL PLAZA
       ALBERTO-CULVER COMPANY                     CHICAGO, ILLINOIS  60602-4207
        2525 ARMITAGE AVENUE                       ATTENTION:  J. CRAIG WALKER
    MELROSE PARK, ILLINOIS  60160                         312/807-4321
            708/450-3262
            (Name, address, including zip code, and telephone number,
                   including area code, of agents for service)
                    -----------------------------------------
         Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                       -----------------------------------

                                            CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
                                                                  Proposed             Proposed
          Title of each class                  Amount             maximum              maximum
             of securities                      to be          offering price         aggregate             Amount of
            to be registered                 Registered         per unit (1)        offering price       registration fee
----------------------------------------------------------------------------------------------------------------------------
Class B Common Stock, par value $.22
per share                                  500,000 shares         $30.3125           $15,156,250              $4,471
----------------------------------------------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457(c) on the basis of the average of the high and low sale prices of the registrant's Class B Common Stock on January 29, 1998, as reported on the New York Stock Exchange Composite Tape.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED FEBRUARY 3, 1998
PROSPECTUS
                             ALBERTO-CULVER COMPANY
                              2525 ARMITAGE AVENUE
                          MELROSE PARK, ILLINOIS 60160
                                  708/450-3000
                                  -------------
                                 500,000 SHARES
                              CLASS B COMMON STOCK
                                 $.22 PAR VALUE
                               ------------------

         This prospectus relates to up to 500,000 shares ("Shares") of Class B Common Stock, $.22 par value ("Class B Common Stock"), of Alberto-Culver Company (together with its subsidiaries, the "Company") which may be offered and sold from time to time for the account of Leonard H. Lavin, Chairman of the Company and his wife, Bernice E. Lavin, Vice Chairman, Secretary and Treasurer of the Company (the "Selling Stockholders"). The Company will receive no part of the proceeds of any sales of the Shares.

         The distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions on the New York Stock Exchange (which may involve crosses or block transactions), in special offerings, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may engage one or more brokers to act as principal or agent in making sales, who may receive discounts or commissions from the Selling Stockholders in amounts to be negotiated. The Selling Stockholders and any such brokers may be deemed "underwriters" under the Securities Act of 1933 of the Shares sold.

         The closing sale price of the Class B Common Stock on January 29, 1998, as reported on the New York Stock Exchange Composite Tape, was $30 1/16.
                               ------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
                   THE COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                              ---------------------

               The date of this prospectus is February [_], 1998.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission. Such materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials also can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

         The Company has filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and exhibits thereto. Statements contained herein concerning any such document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to Registration Statement. Each such statement is qualified in its entirety by such reference.

         The Company will provide without charge to each person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference into this prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Such written or oral request should be directed to Alberto-Culver Company, 2525 Armitage Avenue, Melrose Park, Illinois 60160, Attention: Corporate Secretary; telephone 708/450-3101.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents heretofore filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

                  (1) The Company's annual report on Form 10-K for the year ended September 30, 1997.

                  (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended September 30, 1997.

                  (3) The description of the Company's Class B Common Stock which is contained in the Company's registration statement filed pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         No person has been authorized to give any information or to make any representations not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered to any person in any jurisdiction where such offer would be unlawful. The delivery of the prospectus or any sale of the Shares hereby does not imply that there has been no change in the Company's affairs since the date hereof.


                                   THE COMPANY

         The Company, incorporated in 1961 under the laws of the State of Delaware, has its principal executive offices at 2525 Armitage Avenue, Melrose Park, Illinois 60160, telephone (708) 450-3000. The principal business of the Company and its subsidiaries is developing, manufacturing, distributing and marketing health and beauty care products and food and household products.


                              SELLING STOCKHOLDERS

         The Selling Stockholders are Leonard H. Lavin, founder, Chairman of the Board and a director of the Company and Mr. Lavin's wife, Bernice E. Lavin, Vice Chairman, Secretary and Treasurer and a director of the Company. The 500,000 shares of Class B Common Stock covered by this prospectus (approximately 1.5% of the outstanding Class B Common Stock) include 250,000 shares to be sold by each of Mr. Lavin and Mrs. Lavin which represent approximately 4.7% and 4.5% of the 5,335,128 shares and 5,500,630 shares of Class B Common Stock held by Mr. Lavin and Mrs. Lavin directly or as trustees of trusts, respectively. These numbers do not include 320,000 shares (approximately 1.0%) of the Class B Common Stock held by the Lavin Family Foundation, of which each of Mr. Lavin and Mrs. Lavin is a director and officer, or any shares of Class A Common Stock held by the Lavin Family Foundation or by Mrs. Lavin. After completion of the sale of the shares covered by this Prospectus, Mr. Lavin and Mrs. Lavin will hold 5,085,128 (approximately 15.2%) and 5,250,630 (approximately 15.7%) of the outstanding shares of Class B Common Stock, respectively. Mrs. Lavin also holds as trustee of various trusts an aggregate of 534,680 shares of the Company's outstanding Class A Common Stock (Class B Common Stock is convertible at the option of the holder on a share-for-share basis into shares of Class A Common Stock and all, and not less than all, of the Class A Common Stock may at any time be converted into Class B Common Stock on a share-for-share basis at the option of the Company).


                              PLAN OF DISTRIBUTION

         The Shares covered by this prospectus may be offered for sale by the Selling Stockholders through Goldman, Sachs & Co. acting as broker-dealer, agent or principal. Such sales may be effected from time to time in one or more transactions on the New York Stock Exchange (which may involve crosses or block transactions), in special offerings, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Goldman, Sachs & Co. may purchase Shares for its own account and resell them in the above-described manner. Goldman, Sachs & Co. will be entitled to receive a negotiated commission per share on its sales of the Shares, and, if purchased for its own account, a discount or concession from the market price prevailing at the time of sale. Goldman, Sachs & Co. may be deemed to be an underwriter, and profits, commissions, and discounts on sales made by Goldman, Sachs & Co. may be deemed to be underwriting compensation, within the meaning of the Securities Act of 1933. The Selling Stockholders have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.


                                     EXPERTS

         The consolidated financial statements of the Company and its subsidiaries as of September 30, 1997 and 1996, and for each of the years in the three-year period ended September 30, 1997 and the financial statement schedule for the three-year period ended September 30, 1997 have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the Shares, all of which are to be paid by the Selling Stockholders, are estimated to be as follows:

     Registration statement filing fee.............................   $   4,471
     Legal fees and expenses.......................................       6,000
     Accounting fees...............................................       1,500
     Miscellaneous.................................................       1,029
                                                                      ---------
         Total.....................................................   $  13,000
                                                                      =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of Delaware authorizes indemnification of directors, officers and employees of Delaware corporations.
Article VIII of the registrant's by-laws (i) authorizes the indemnification of directors and officers (the "Indemnitees") under specified circumstances to the fullest extent authorized by the General Corporation Law of Delaware, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to specified circumstances, (iii) gives the Indemnitees the right to bring suit against the registrant to enforce the foregoing rights to indemnification and advancement of expenses, and (iv) authorizes the registrant to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The registrant currently maintains policies of insurance under which the directors and officers of registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.


ITEM 16.  EXHIBITS.

         The exhibits to this registration statement are listed in the Exhibit Index hereto, which is incorporated herein by reference.


ITEM 17.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i)      To include any prospectus required by
                  section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) - (h)   Not applicable.

         (i) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding and excluding any payments by the insurer under the insurance policy referred to in Item 15) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in Melrose Park, Illinois on January 22, 1998.

                             ALBERTO-CULVER COMPANY


                             By:               /S/ HOWARD B. BERNICK
                                         -------------------------------------
                                                   Howard B. Bernick
                                         President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement, or amendment thereto, has been signed by the following persons in the capacities and on the date indicated.

             Signature                                      TITLE                           DATE
             ---------                                      -----                           ----
        /s/ LEONARD H. LAVIN                Chairman of the Board and Director            January 22, 1998
-------------------------------------
          Leonard H. Lavin
        /S/ HOWARD B. BERNICK               President, Chief Executive Officer and        January 22, 1998
-------------------------------------
         Howard B. Bernick                  Director
        /S/ BERNICE E. LAVIN                Vice Chairman, Secretary, Treasurer           January 22, 1998
-------------------------------------
          Bernice E. Lavin                  and Director
        /S/ CAROL L. BERNICK                Executive Vice President, Assistant           January 22, 1998
-------------------------------------
          Carol L. Bernick                  Secretary and Director
       /S/ WILLIAM J. CERNUGEL              Senior Vice President, Finance &              January 22, 1998
-------------------------------------
        William J. Cernugel                 Controller (Principal Financial &
                                            Accounting Officer)
        /S/ A. ROBERT ABBOUD                Director                                      January 22, 1998
-------------------------------------
          A. Robert Abboud
          /S/ A.G. ATWATER                  Director                                      January 22, 1998
-------------------------------------
            A.G. Atwater
         /S/ ROBERT P. GWINN                Director                                      January 22, 1998
-------------------------------------
          Robert P. Gwinn
         /S/ ALLAN B. MUCHIN                Director                                      January 22, 1998
-------------------------------------
          Allan B. Muchin
         /S/ ROBERT H. ROCK                 Director                                      January 22, 1998
-------------------------------------
           Robert H. Rock
    /S/ HAROLD M. VISOTSKY, M.D.            Director                                      January 22, 1998
-------------------------------------
      Harold M. Visotsky, M.D.
        /S/ WILLIAM W. WIRTZ                Director                                      January 22, 1998
-------------------------------------
          William W. Wirtz

                             ALBERTO-CULVER COMPANY

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                                 DESCRIPTION OF EXHIBIT

4.1 Restated Certificate of Incorporation of the Company (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1988, File No. 1-5050).

4.2 Certificate of Amendment to Restated Certificate of Incorporation of the Company (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1989, File No. 1-5050).

4.3 Certificate of Amendment to Restated Certificate of Incorporation of the Company (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, File No. 1-5050).

4.4 Bylaws of the Company, as amended and in effect as of January 17, 1990 (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1989, File No. 1-5050).

5.1 Opinion of Gary P. Schmidt, Esq., General Counsel of the Company.

23.1              Consent of Gary P. Schmidt, Esq. (included in Exhibit 5.1).

23.2              Consent of KPMG Peat Marwick LLP.